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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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FOR IMMEDIATE RELEASE

HP SUPPRESSES UNFAVORABLE CUSTOMER SURVEY RESULTS

Palo Alto, CA, March 7, 2002 – Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today issued the following statement about Hewlett-Packard’s (NYSE: HWP) suppression of customer survey results, as reported in The Wall Street Journal:

As reported in the March 7, 2002 “Digits” column in The Wall Street Journal, it appears that HP, in the weeks leading up to ISS’ report on the merger, attempted to suppress the findings of a customer survey that HP commissioned in February 2002 from Ziff Davis Media Inc.’s Market Experts. This survey shows that customers would be spending less with the combined HP/Compaq after the merger. The results of the Ziff Davis survey stand in stark contrast to those of a much smaller Technology Business Research Inc. customer survey HP presented to ISS.

The results of the Ziff Davis survey show that1:

At announcement of the proposed merger:

•	41% of customers started with a negative view of the proposed merger

•	29% of customers started with a positive view of the proposed merger

•	48% of those who say HP is a critical vendor were negative

•	62% who say Compaq is a critical vendor were negative

Since the announcement:

•	25% of customers are more negative about the merger

•	17% of customers are more positive about the merger

•	30% of customers who say HP is a critical vendor are more negative about the merger

•	13% of customers who say HP is a critical vendor are more positive about the merger

•	27% of customers who say Compaq is a critical vendor are more negative about the merger

•	17% of customers who say Compaq is a critical vendor are more positive about the merger

A negative reaction of this magnitude from both HP and Compaq customers, we believe, does not bode well for integration and emphasizes the potential for revenue losses of 10% or more. It specifically calls into question HP’s low revenue loss assumptions.

The suppression of this survey appears to be part of a pattern that HP has been pursuing in order to hide the truth and convince shareholders that the proposed merger will not destroy significant shareholder value.

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In addition to suppressing the results of the Ziff Davis survey, in the last three months HP has:

•	Continued to publicly claim widespread employee support for the proposed merger based on its own internal employee surveys, while three employee surveys conducted by the nationally recognized independent Field Research Corporation, commissioned by David Packard, have shown that employees are against the merger at a rate of over 2-to-1.[2] In addition, HP has refused to disclose either the name of the firm doing the polls or the methodology used in the internal surveys;

•	Refused to reveal information on CEO compensation packages that were being contemplated totaling $115 million, while publicly touting the $8 million and $14.4 million retention bonuses that HP chairman and CEO Carly Fiorina and Compaq CEO Michael Capellas voluntarily declined. Note: ISS censured HP’s management for its lack of disclosure on CEO compensation issues. [3]

•	Tried to distance Carly Fiorina from the failure of the joint venture she led between Lucent and Philips Electronics NV in 1997, even though she remained Consumer Products Business President at Lucent until after the joint venture was called off at significant loss to both companies – which she has called the “biggest mistake” of her career.[4,5]

We believe that HP stockholders deserve to know the truth and that HP’s “win at all costs” strategy destroys the same credibility that HP needs to get the merger done in the face of strong opposition from investors, employees and customers.

We urge all HP stockholders to vote “AGAINST” the proposed merger by signing, dating and mailing the GREEN proxy card today.

1	Ziff Davis Market Experts survey “The HP/Compaq Merger: Customers in the Balance,” February 2002

2	The surveys were commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust.

3	ISS Proxy Analysis, Hewlett Packard, p.18-19, March 5, 2002

4	Carly Fiorina Q&A Session, HP Analyst Meeting, February 27, 2002.

5	“H-P Names Carly Fiorina a Lucent Star to be CEO,” The Wall Street Journal, 7/20/99

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ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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Contact:

       Media:
       Joele Frank/Todd Glass
       Joele Frank, Wilkinson Brimmer Katcher
       (212) 355-4449